Exhibit 23.2

Ram Exploration Ltd.
Carl von Einsiedel, P. Geo.
1124 - 470 Granville Street
Vancouver, British Columbia, Canada

November 6, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-4561

Re: Ruby Creek Resources Inc. - Form SB-2 Registration Statement

Dear Sirs:

As a consulting geologist I hereby consent to the inclusion or incorporation by reference in the Form SB-2 Registration Statement for Ruby Creek Resources Inc. dated on or about November 6, 2006, and thereafter, of the following:

  My report entitled "Technical Report on the More Creek Area Claims--Stikine Arch, North-Western, B.C." dated October 15, 2006, prepared by me for Ruby Creek Resources Inc.

In addition, I hereby also consent to the reference to my name included under the heading "Experts" in the referenced Registration Statement for Ruby Creek Resources Inc.

Yours truly,

/s/ Carl von Einsiedel

Carl von Einsiedel, P. Geo.